SECOND AMENDMENT TO AMENDED AND RESTATED
                              CREDIT AGREEMENT


     THIS SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (the "Amendment") dated as of October 9, 1997, is entered into by and between THE PACIFIC LUMBER COMPANY (the "Company") and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION (the "Bank").

                                  RECITALS

     A. The Bank and the Company are parties to an Amended and Restated Credit Agreement dated as of November 10, 1995 pursuant to which the Bank has extended certain credit facilities to the Company. This Credit Agreement, as amended by a First Amendment to Amended and Restated Credit Agreement dated as of February 10, 1997 and as in effect as of the opening of business on the date of this Amendment is referred to in this amendment as the "Credit Agreement".

     B. The Company has requested that the Bank agree to certain amendments of the Credit Agreement.

     C. The Bank is willing to amend the Credit Agreement as set forth and subject to the terms and conditions of this Amendment.


     NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined terms. Unless otherwise defined in this Agreement, capitalized terms shall have the meanings (if any) assigned to them in the Credit Agreement.

2.   Amendments to Article I and II.

     (a)  Section 1.01 of the Credit Agreement is amended as follows:

          (1) The last paragraph of the definition of "Acceptable Inventory" is amended in its entirety to provide as follows:

               "The value of Acceptable Inventory shall be the lesser of the Company's cost (determined under GAAP) or the Bank's independent determination of the resale value of such inventory in such quantities and on such terms as the Bank may reasonably deem appropriate. Until further written notice from the Bank to the Company, the Bank agrees that the value (y) of the lumber component of Acceptable Inventory shall be determined by the resale value of such inventory in such quantities and on such terms as the Bank may reasonably deem appropriate and (z) of the log component of such Acceptable Inventory shall be determined by the Company's cost (determined under GAAP) of such inventory."

          (2) Clause (a) of the definition of "Acceptable Receivable" is amended by deleting "$500,000" in the two places in which such amount appears and replacing it with "$2,000,000".

          (3) Clause (a) of the definition of "Revolving Termination Date" is amended in its entirety to provide as follows:

               "(a)  May 31, 2000; and"

          (4) Clause (a) of the definition of "Term Credit Termination Date" is amended in its entirety to provide as follows:

               "(a)  June 30, 1999; or"

     (b) Subsection 2.01(b)(2) of the Credit Agreement is amended in its entirety to provide as follows:

          "(2) After the issuance or amendment of a Standby Letter of Credit, the aggregate of (y) the Outstanding Letters of Credit and (z) the Letter of Credit Obligations shall not exceed $20,000,000."

     (c) Subsection 2.08(a) of the Credit Agreement is amended by replacing "June 30, 1998" in clause (1) and clause (2) of such subsection with "June 30, 1999".

3. Representations and Warranties. The Company hereby represents and warrants to the Bank as follows:

     (a)   No Default or Event of Default has occurred and is continuing.

     (b) The execution, delivery and performance by the Company of this Amendment have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable. The Credit Agreement as amended by this Amendment constitutes the legal, valid and binding obligations of the Company, enforceable against it in accordance with its respective terms, without defense, counterclaim or offset.

     (c) All representations and warranties of the Company contained in the Credit Agreement are true and correct.

     (d) The Company is entering into this Amendment on the basis of its own investigation and for its own reasons, without reliance upon the Bank or any other Person.

4. Effective Date. This Amendment will become effective as of October 9, 1997 (the "Effective Date"); provided that each of the following conditions precedents is satisfied on or before such date:

     (a) The Bank has received from the Company a duly executed original of this Amendment.

     (b) The Bank has received from the Company a copy of a resolution passed by the board of directors of the Company, certified by the Secretary or an Assistant Secretary of the Company as being in full force and effect on the date hereof, authorizing the execution, delivery and performance of this Amendment.

     (c) The Bank has received from counsel to the Company an opinion in form and substance satisfactory to the Bank stating, among other matters, that this Amendment and the Credit Agreement as amended by this Amendment is a legal and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     (d) All representations and warranties contained herein are true and correct as of the Effective Date.

5.   Miscellaneous.

     (a) All terms, covenants and provisions of the Credit Agreement as amended by this Amendment are and shall remain in full force and effect and all references therein to such Credit Agreement shall henceforth refer to the Credit Agreement as amended by this Amendment. This Amendment shall be deemed incorporated into, and a part of, the Credit Agreement.

     (b) This Amendment shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns. No third party beneficiaries are intended in connection with this Amendment.

     (c) This Amendment shall be governed by and construed in accordance with the law of the State of California.

     (d) This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Each of the parties hereto understands and agrees that this document (and any other document required herein) may be delivered by any party thereto either in the form of an executed original or an executed original sent by facsimile transmission to be followed promptly by mailing of a hard copy original, and that receipt by the Bank of a facsimile transmitted document purportedly bearing the signature of the Company shall bind the Company, with the same force and effect as the delivery of a hard copy original. Any failure by the Bank to receive the hard copy executed original of such document shall not diminish the binding effect of receipt of the facsimile transmitted executed original of such document which hard copy page was not received by the Bank.

     (e) This Amendment may not be amended except in accordance with the provisions of Section 9.01 of the Credit Agreement.

     (f) If any term or provision of this Amendment shall be deemed prohibited by or invalid under any applicable law, such provision shall be invalidated without affecting the remaining provisions of this Amendment or the Credit Agreement, respectively.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

THE PACIFIC LUMBER COMPANY              BANK OF AMERICA NATIONAL
                                        TRUST AND SAVINGS
                                        ASSOCIATION

By:      /S/ GARY L. CLARK              By:     /S/ MICHAEL J. BALOK
Name:  Gary L. Clark                    Name:  Michael J. Balok
Title:  Vice President--Finance         Title:  Managing Director
         and Administration